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                                                                   EXHIBIT 10.12

[CALLIDUS SOFTWARE LETTERHEAD]

November 15, 2001

Mr. Robert Warfield
3470 Merrill Rd
Aptos, California 95003

Dear Bob:

I am pleased to offer you the position of Vice President Engineering reporting to me on or before December 1, 2001.

Your starting salary will be $16,667 per month, subject to periodic review. Additionally, you will participate in an incentive compensation plan based upon the attainment of certain goals and objectives to be established by the Company. Your target incentive earnings under this plan will be $40,000.00 per year.

As a further incentive, I will recommend to the Board of Directors that you be granted an option to purchase 430,000 shares of Callidus Software, Inc. common stock at $0.50 (fifty cents) per share subject to the vesting schedule and terms and conditions of the Company's stock plan. Additionally, I will recommend to the Board of Directors that you be granted an additional 220,000 options at such time as the company files for an Initial Public Offer or is purchased by a qualified buyer for price equal to or greater than $6.67 per share. Twenty-five percent (25%) of the second grant shares shall immediately vest upon an IPO or purchase event and the remainder of the shares shall vest over a three-year period. The company will extend to you a loan to purchase the shares as of the date of grant per the terms and conditions as generally offered to other members of the executive staff of Callidus Software.

In the event that the majority interest of the company is acquired you will be provided accelerated stock vesting terms equal to 50% of your then unvested stock options. The specific terms and conditions of this provision will be provided to you under a separate agreement.

Benefits, Payroll, and other human resource management services are provided through the TriNet Employer Group, Inc. TriNet is an employer service organization contracted by Callidus Software to perform selected employer responsibilities on our behalf. As a result of the Company's arrangement with TriNet, TriNet will be considered your employer of record for payroll, benefits, and other functions involving employer related administration. You will also become eligible to participate in the Callidus Software, Inc. 401(k) Plan effective on the first day of the month following your employment start date. As part of your new employee orientation, you will receive an Employee Handbook.

The Company is an "at will" employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause. By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment.

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In lieu of your position Callidus agrees to extend to you six months of severance pay equal to your base salary plus benefits in the event you are terminated for reasons other than cause. You will be provided 15 days of annual vacation as well as all other benefits normally provided by Callidus Software.

In accordance with the Company's standard policy, this offer is contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement.

Bob, on behalf of the board of directors of Callidus, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both copies and return one original to me no later than November ______.

Sincerely,

/s/ Reed D. Taussig
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Reed D. Taussig
President and CEO

Agreed and Accepted: /s/ Robert Warfield                Date: 11/15/01
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